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                                                          Exhibit 23-b

                  CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Kansas City Power & Light Company on Form S-3 (File Nos. 33-51799, 333-17285 and 333-18139) and Form S-8 (File Nos. 33-45618
and 333-49353) of our report dated January 29, 1999, except with respect to the second paragraph of Note 14, as to which the date is February 17, 1999, on our audits of the consolidated financial statements of Kansas City Power & Light Company and Subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, which report is included in this Annual Report on Form 10-K.

                                       /s/PricewaterhouseCoopers LLP
                                          PricewaterhouseCoopers LLP

Kansas City, Missouri
March 15, 1999